CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated March 5, 2019 pertaining to the Company’s registration of 95,677 common shares of the Company, which may be issued by the Company pursuant to the BlackBerry-Cylance Stock Plan and the inducement performance-based restricted share unit awards, of our reports dated March 28, 2018 [Reference 001-38232], with respect to the consolidated financial statements of BlackBerry Limited and the effectiveness of internal control over financial reporting of BlackBerry Limited included in its Annual Report (Form 40-F) for the year ended February 28, 2018, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Waterloo, Canada                          Chartered Professional Accountants March 5, 2019                                 Licensed Public Accountants